Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-139000, No. 333-138998, No. 333-116998 and No. 333-44977 on Form S-8 and Registration Statements No. 333-133781, and No. 333-133432 on Form S-3 of our reports dated February 28, 2007 relating to the consolidated financial statements of NovaStar Financial, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of NovaStar Financial, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

March 1, 2007